Exhibit 99.1

Chrysler Capital to Provide Broad Spectrum of Financial Services to Chrysler Group Customers and Dealers

•	Chrysler Capital formed through private-label agreement with Santander Consumer USA Inc.

•	Chrysler Capital to provide Chrysler Group customers with competitive financing options on vehicle purchases

•	Chrysler Capital to provide wholesale financing and related services to Chrysler Group and FIAT dealers

•	Chrysler Capital to launch May 1, 2013

Auburn Hills, Mich., Feb. 6, 2013 – Chrysler Group LLC announced today an agreement with Santander Consumer USA Inc. to provide a full spectrum of auto financing services to Chrysler Group and FIAT customers and dealers under the name Chrysler Capital.

Chrysler Capital is designed to provide Chrysler, Jeep®, Dodge, Ram Truck, SRT and FIAT customers with competitive retail purchase and lease financing. It also will provide wholesale financing and related services to Chrysler Group and FIAT dealers. Chrysler Capital will be launched May 1, 2013.

“We expect Chrysler Capital to help Chrysler Group continue its sales growth by offering consumers the most competitive and innovative retail purchase and lease financing available in the marketplace,” said Peter Grady, Vice President of Network Development and Fleet for Chrysler Group. “We found in Santander Consumer USA a nimble partner backed by the strength and experience of a worldwide banking leader. We have been impressed with Santander Consumer USA’s capabilities, energy and attitude about selling Chrysler Group vehicles.”

Santander Consumer USA, a financial services company based in Dallas, is majority owned by global banking leader Banco Santander of Madrid, Spain. Banco Santander was named “Best Global Bank” in 2012 by Euromoney magazine and one of the “Top 10 Safest Banks” by Global Finance magazine. Banco Santander has over 40 agreements with more than 10 automobile manufacturers around the world.

Under this 10-year, private-label agreement, Santander Consumer USA will establish a separate business unit dedicated to providing financial services under the Chrysler Capital name. In addition to dealer new and used vehicle inventory, Chrysler Capital will provide financing for dealership construction, real estate, working capital and revolving lines of credit. Under the agreement, Santander Consumer USA will provide Chrysler Group with a nonrefundable upfront payment and a quarterly share of revenues.

Barclays was the exclusive strategic and financial advisor to Chrysler Group in its evaluation of auto finance partners and in this agreement with Santander Consumer USA.

“Santander Consumer USA is pleased that Chrysler Group has selected us to assist its dealer network in providing customers with competitive financing solutions,” said Thomas Dundon, Chief Executive Officer and President of Santander Consumer USA. “Our top priority will be to provide best-in-class service to Chrysler’s dealer body and retail consumers. We are confident that this relationship will result in the most innovative branded finance solution in the market. The goal is to leverage an improved information flow that shows us how, as a finance provider, we can work with Chrysler to improve our offers to dealers and customers, to capture incremental sales.”

As Chrysler Group and Santander Consumer USA prepare for the May 1, 2013, launch of Chrysler Capital, Chrysler Group and FIAT dealers will continue to do business as usual through Ally Financial Inc. and other financial institutions.

“Ally will continue to provide financial services to Chrysler Group and FIAT dealers and their customers at the very least through the end of Chrysler Group’s existing contract with Ally which will expire on April 30, 2013,” Grady said. “Ally has been a good business partner for Chrysler and has forged strong relationships with many of our dealers. Chrysler Group expects that Ally will continue to do a good job for our dealers and retail customers beyond the April 30 expiration of our current agreement.”

About Chrysler Group LLC

Chrysler Group LLC, formed in 2009 to establish a global strategic alliance with Fiat S.p.A., produces Chrysler, Jeep, Dodge, Ram, Mopar, SRT and Fiat vehicles and products. With the resources, technology and worldwide distribution network required to compete on a global scale, the alliance builds on Chrysler Group’s culture of innovation, first established by Walter P. Chrysler in 1925, and Fiat’s complementary technology that dates back to its founding in 1899.

Headquartered in Auburn Hills, Mich., Chrysler Group’s product lineup features some of the world’s most recognizable vehicles, including the Chrysler 300 and Town & Country, Jeep Wrangler, all-new Dodge Dart, Ram 1500, Jeep Grand Cherokee SRT8 and Fiat 500. Fiat contributes world-class technology, platforms and powertrains for small- and medium-size cars, allowing Chrysler Group to offer an expanded product line including environmentally friendly vehicles.

About Santander Consumer USA Inc.

Santander Consumer USA Inc. is a leading company in the automotive finance sector, whose core business is indirect, direct, and third-party originations and servicing of auto financing. The company has a serviced finance portfolio of approximately $21 billion and relationships with nearly 14,000 dealers in the U.S. The company began originating financing in 1997 and is headquartered in Dallas. (http://www.santanderconsumerusa.com)

About Banco Santander

Banco Santander (SAN.MC, STD.N, BNC.LN) is a retail and commercial bank, based in Spain, with a presence in 10 main markets. Santander is the largest bank in the euro zone by market capitalization. Founded in 1857, Santander had EUR 1.388 trillion in managed funds, 102 million customers, 14,392 branches – more than any other international bank – and 187,000 employees at the close of 2012. It is the largest financial group in Spain and Latin America. It also has significant positions in the United Kingdom, Portugal, Germany, Poland and the northeast United States. Santander had a pre-provision profit of EUR 23.559 billion in 2012, an increase of 2% from the previous year.